Exhibit 99.1
On May 1, 2026, Korn Ferry realigned the Company’s organizational reporting structure from a solution-based presentation to a reporting model by geography, with the following three reportable segments: (i) Americas, (ii) Europe, Middle East and Africa (“EMEA”), and (iii) Asia Pacific (“APAC”), to better reflect how work is delivered across the firm, align more closely with how clients buy Korn Ferry services, and support the Company's We Are Korn Ferry operating model. Through these reportable segments Korn Ferry delivers services through three Solution groups: (i) Search (Executive Search and Professional Search), (ii) Talent & Organizational Solutions (Consulting and Digital), and (iii) Workforce Solutions (Recruitment Process Outsourcing and Interim),The presentation of fee revenue prior to May 1, 2026 has been revised to conform to the new segment reporting.
Fee revenue by reportable segment and further disaggregated by Solution Group are as follows for each quarter in fiscal 2026:

	Three months ended,
	July 31, 2025		October 31, 2025		January 31, 2026		April 30, 2026
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
	(dollars in thousands)
Fee revenue:
AMERICAS
Search	$183,723	25.9%	$190,958	26.5%	$189,100	26.4%	$206,886	27.2%
Talent & Organizational Solutions	110,061	15.5	111,369	15.4	104,050	14.5	117,631	15.5
Workforce Solutions	110,351	15.6	114,332	15.8	115,352	16.1	123,165	16.2
Total Americas	404,135	57.0	416,659	57.7	408,502	56.9	447,682	58.9
EMEA
Search	65,499	9.2	61,932	8.6	65,945	9.2	65,248	8.6
Talent & Organizational Solutions	111,415	15.7	114,584	15.9	121,033	16.9	117,108	15.4
Workforce Solutions	42,041	5.9	43,370	6.0	42,496	5.9	46,713	6.2
Total EMEA	218,955	30.9	219,886	30.5	229,474	32.0	229,069	30.2
APAC
Search	29,702	4.2	29,276	4.1	28,626	4.0	29,566	3.9
Talent & Organizational Solutions	37,684	5.3	37,918	5.3	35,861	5.0	36,464	4.8
Workforce Solutions	18,137	2.6	17,960	2.5	14,922	2.1	16,991	2.2
Total APAC	85,523	12.1	85,154	11.8	79,409	11.1	83,021	10.9
Total fee revenue	708,613	100.0%	721,699	100.0%	717,385	100.0%	759,772	100.0%
Reimbursed out-of-pocket engagement expenses	6,930		8,101		7,657		8,484
Total revenue	$715,543		$729,800		$725,042		$768,256

Fee revenue by Solution Group:
Search	$278,924	39.3%	$282,166	39.1%	$283,671	39.5%	$301,700	39.7%
Talent & Organizational Solutions	259,160	36.6	263,871	36.6	260,944	36.4	271,203	35.7
Workforce Solutions	170,529	24.1	175,662	24.3	172,770	24.1	186,869	24.6
Total fee revenue	$708,613	100.0%	$721,699	100.0%	$717,385	100.0%	$759,772	100.0%